Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
Delta Air Lines, Inc.
(Exact Name of registrant as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to be Paid	Debt	4.950% Notes Due 2028	Rule 457(r)	1,000,000,000	99.986%	$999,860,000	0.00015310	$153,078.57

Fees to be Paid	Debt	5.250% Notes Due 2030	Rule 457(r)	1,000,000,000	99.795%	$997,950,000	0.00015310	$152,786.15

Fees previously paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,997,810,000		$305,864.72

	Total Fee Offsets							N/A

	Net Fee Due							$305,864.72

(1)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form
S-3
(File
No. 333-272728)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.